UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2008

YELLOWCAKE MINING INC.
(Exact name of registrant as specified in its charter)

Nevada	0001375483	83-0463005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

598 - 999 Canada Place, Vancouver, BC V6C 3E1
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604-685-4048

1201–1166 Alberni Street, Vancouver, BC, Canada V6E 3Z3
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 21, 2008 we amended our operating agreement with Strathmore Resources (US) Ltd. The amendments are contained in a Limited Liability Company Operating Agreement (“LLC”), dated effective December 31, 2007.

The following terms have been amended:

Yellowcake will contribute exploration and development costs totaling a minimum of $8 million, subject to a $500,000 annual minimum, as outlined in the following schedule:

  $764,518 not later than May 1, 2008, of which $563,518 has been paid.

  A minimum of $300,000 not later than September 1, 2008.

  A minimum of $500,000 not later than December 31, 2009.

  The balance of the $8 million, as agreed by both Parties based on the availability of financing, but in any case, not later than December 31, 2012.

Under the LLC we also terminated any obligations we had regarding the Conoco Files project.

Item 1.02 Termination of a Material Definitive Agreement

On April 21, 2008, we entered into a termination agreement with Strathmore Resources (US) Ltd. terminating the option and joint venture agreement dated July 31, 2007 regarding the Jeep Project.

On April 21, 2008, we entered into a termination agreement with Strathmore Resources (US) Ltd. terminating the option and joint venture agreement dated July 31, 2007 regarding the Sky Project.

We have no further obligations under the option and joint venture agreements regarding Jeep and Sky projects.

Item 7.01 Regulation FD Disclosure

On April 30, 2008 we announced that an agreement has been reached with Strathmore Minerals Corp. to amend its Juniper Ridge Wyoming Joint Venture in Wyoming and terminate its agreements on the Sky, Jeep, and Conoco Files projects (also known as the Texas Database project), as of April 21, 2008.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Limited Liability Company Operating Agreement dated effective December 31, 2007 with Strathmore Resources (US) Ltd.
10.2	Jeep Project Termination Agreement dated April 21, 2008 with Strathmore Resources (US) Ltd.

10.3	Sky Project Termination Agreement dated April 21, 2008 with Strathmore Resources (US) Ltd.
99.1	News release dated April 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOWCAKE MINING INC.

/s/ William Tafuri
William Tafuri
President, Secretary and Treasurer

Date: April 30, 2008